Exhibit 99.1

Press Release

For Immediate Release

Contact:

Allison Snyder

Investor Relations

303-526-5085

asnyder@healthetech.com

HealtheTech Reports 3rd Quarter Results

Continuing Success in the Commercial Weight Loss Market

Cost Improvement Goals On Track and Continuing

Golden, CO, November 6, 2003—HealtheTech, Inc. (Nasdaq:HETC), a Colorado-based company that develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and nutrition monitoring, today reported revenue of $1.8 million for its third quarter ended September 30, 2003. Included in the quarterly revenue figure was $0.8 million of non-recurring revenue related to a license payment from the company’s international distributor for exclusive marketing rights that were extinguished in the quarter. The company reported a loss of ($0.16) per share for the period compared with a loss of ($0.19) per share for the third quarter of 2002. The third quarter results include non-cash charges of $0.5 million and $0.1 million, respectively, for stock-based and asset impairment charges. The impact of these charges was approximately ($0.03) per share.

Third Quarter Statistics

($ millions except per share amounts)	2003	2002
Revenue	$1.8	$5.3
Gross Margin	$0.8	$3.1
Loss per share	$(0.16)	$(0.19)
Weighted Average Shares	19,642,573	17,978,508

For the nine-months ended September 30, 2003, the company generated revenue of $4.6 million compared with $10.9 million for the same period in 2002. The year over year decline in revenue was expected, as previously communicated, due to large purchases made by HealthSouth Corporation to meet contractual commitments in 2002. The company reported a loss per share of ($1.03) for the nine-months ended September 30, 2003 compared with a loss per share of ($1.04) for the same period in 2002.

The company sold approximately 200 BodyGem® and MedGem® measurement devices and approximately 80,000 single-use mouthpieces during the quarter as compared with approximately 300 devices and 60,000 mouthpieces during the second quarter of 2003. HealtheTech’s BodyGem and MedGem devices are handheld indirect calorimeters that measure oxygen consumption to determine resting metabolic rate (RMR)—the number of calories a person burns in a day at rest.

Speaking to the quarter in general and the company’s progress in its turnaround efforts thus far, Chairman and Chief Executive Officer James Dennis said, “I am pleased with the progress this company and its new management team have made since earlier this year in executing against our new strategic plan. The past month or so has been a time for us to take stock of our early results and recalibrate where necessary. We have made minor course adjustments where necessary, and will no doubt continue to do so, but I am confident that we are on the right path and that we have the right team in place to succeed.”

Market Update

“We are now five months into our strategy of focusing on the core commercial and medical weight management markets we announced in May and believe that we are beginning to achieve tangible results,” noted Sandy MacPherson, the company’s President & Chief Operating Officer. “In addition to a program at Bally Total Fitness that is generating about 10,000 metabolism measurements per month, we now have active pilot programs with nine of the top fitness chains in the United States. In the aggregate, these twelve chains represent some 25% of the total U.S. fitness club market.”

In the commercial weight loss market, the company has entered into pilot programs and test marketing arrangements with several new customers. Diet Center, with nearly 400 franchisees in the U.S. and Canada, plans to begin a pilot program with HealtheTech products this month. In the corporate wellness segment, pilot programs are now underway at three large corporations as well as with a group of State of Maine employees.

In medically supervised weight management, the company’s key medical distributor, Mead Johnson purchased 110 hospital and weight management starter kits for resale to end users, up significantly from the 40 kits purchased in the second quarter. In addition, a large national food services company has established pilot programs for hospital-based weight management in four locations.

MacPherson commented, “By focusing almost exclusively on the commercial and medical weight management markets, we have in a relatively short period of time created a high-quality pipeline of sizeable potential customers. Bally’s success has certainly been a catalyst for us in the fitness space, and the results of the pilot programs currently underway are meeting or exceeding our expectations in most cases. As we approach 2004, these initial pilot customers, and others we expect to continue adding to our pipeline, will form the foundation for a high-quality revenue stream as they convert to full program rollouts.”

On the international side of the business, the company’s distribution partner Microlife Corporation failed to make its remaining contractual purchase commitments for 2003. As a result, the company terminated its exclusive distribution agreement with Microlife, thereby accelerating previously deferred license revenue into the third quarter. Commenting on the company’s international opportunities, Chairman and CEO Jim Dennis said, “We believe that there are several attractive international markets for our products, especially in the fitness area. We have been approached by several potential international distributors and customers, and Microlife has indicated that they wish to continue distributing our products on a non-exclusive basis.”

Cost Reductions

HealtheTech reported that it had actually exceeded its cost reduction goals for the third quarter. Total operating expenses for the third quarter, excluding stock-based and asset impairment charges, were $3.4 million. In addition, the company reported that it had after the end of the quarter reduced the number of employees in its Golden, Colorado headquarters by an additional 25% and announced plans to close its Los Gatos, California research and development facility by the end of January.

Commenting on the progress made during the quarter, HealtheTech’s Chief Financial Officer, Steve Webb said, “In May of this year, we made some necessary reductions in personnel and began a cost reduction program that, as we announced last quarter, was designed to reduce our operating expense rate to approximately $4.5 million per quarter. I am pleased to announce that we have significantly exceeded our original targeted savings and believe that, with the additional actions we have taken, quarterly operating expenses will reach into the sub-$3 million level.”

Updated Guidance

The company now expects full-year revenue to be in the range of $5.5 to $6.0 million, consisting of product revenue of $4.2 to $4.7 million and $1.3 million in license fees, with approximately $1 million of product revenue in the 4th quarter. Looking ahead to 2004, the company expects full year product revenue growth, excluding nonrecurring license fees, to be well in excess of 50% and result in total revenue in the $7 to $10 million dollar range. With its additional expense reductions and the cash it expects to raise in its pending financing round, the company expects to have sufficient capital to carry it to profitability in mid 2005 and beyond.

Webb also noted that the company had filed a preliminary proxy with the SEC relating to its previously announced equity financing transaction and a proposed reverse stock split. The Company anticipates holding a special meeting of stockholders in mid to late December to vote on the transaction and reverse stock split and expects the financing to close by January 2004.

HealtheTech ended the third quarter with $8.7 million in unrestricted cash and investments compared with $12.1 million at June 30, 2003. The company’s ending outstanding share count as of September 30th was 19,689,521.

About HealtheTech

HealtheTech, Inc., headquartered in Golden, CO., develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement of resting metabolic rate and monitoring of nutrition. HealtheTech’s breakthrough products assist healthcare professionals and wellness advisors in the areas of medical nutrition therapy, weight management and fitness, to provide cost-effective and personalized nutrition monitoring and weight management tools. HealtheTech’s product line includes hardware and software that allow consumers to monitor their health and nutrition simply and easily. The company’s common stock is traded on the Nasdaq National Market under the symbol “HETC.” For more information, please visit www.healthetech.com

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to the safe harbors created thereby. Such forward-looking statements include statements regarding: the company’s long-term prospects; success of the pilot programs in the commercial and medical weight management markets; ability to increase product sales and revenue; the success of our cost reduction efforts; the success and timing of the financing transaction and estimates of revenue in future periods. Estimates as to future period operating results, revenues and earnings herein are based on a number of assumptions, including those mentioned within this news release. Such estimates are also based upon internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions, such as prices, supply and demand and cost of raw materials. Statements relating to the future activities of our partners and other third parties are based on information we believe to be reliable. Although HealtheTech believes its expectations are based on reasonable assumptions and reliable information, actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such factors may include, but are not limited to, expectations regarding: the company’s ability to realize its long-term prospects; the availability of additional capital resources for the continuation of our business operations; our ability to timely reduce our expenses and negative cash flow; whether the company actually closes on opportunities and increases product sales and revenue; whether customers are able to increase utilization of devices and disposables and make their programs successful; whether the company achieves revenue and earnings per share expectations in future periods. This forward-looking information may prove to be inaccurate and actual results may differ significantly from those anticipated if one or more of the underlying assumptions or expectations proves to be inaccurate or is unrealized or if other unexpected conditions or events occur. Reference is made to the discussion of risk factors detailed in the company’s filings with the Securities and Exchange Commission. HealtheTech undertakes no obligation to subsequently update or revise the forward-looking statements made in this news release to reflect events or circumstances after the date of this release.

Tables Follow

HealtheTech, Inc

Balance Sheets

($ in 000’s)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$8,726	16,878
Investments	—	5,243
Receivables, net of allowance	875	3,157
Inventory	1,742	2,360
Prepaid expenses	925	3,082
Other current assets	102	17

Total current assets	12,370	30,737
Property & equipment, net	2,132	2,998
Deposits	265	266
Restricted cash	172	1,373
Intangible assets	1,612	3,406

TOTAL ASSETS	$16,551	38,780

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$709	2,244
Accrued liabilities	2,126	2,956
Current portion of deferred revenue	12	690
Note payable to related party	—	10

Total short-term liabilities	2,847	5,900

Other Liabilities:
Deferred revenue, less current portion	37	670
Other liabilities	193	332

Total other liabilities	230	1,002

Total liabilities	3,077	6,902

Stockholders’ equity:
Common stock	20	20
Deferred stock-based charges	(1,395)	(2,509)
Additional paid-in capital	99,232	98,567
Accumulated deficit	(84,383)	(64,200)

Total stockholders’ equity	13,474	31,878

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$16,551	38,780

HealtheTech, Inc

Statements of Operations

($ in 000’s)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenue:
Product sales	$634	4,381	2,237	9,090
Software and other	1,174	883	2,397	1,808

Total revenue	1,808	5,264	4,634	10,898

Cost of revenue:
Product sales	727	1,958	2,276	5,059
Software and other	298	165	1,032	617
Stock-based charges	5	5	10	14

Total cost of revenue	1,030	2,128	3,318	5,690

Gross profit	778	3,136	1,316	5,208
Operating expenses:
Research & development	1,305	1,721	5,421	4,726
Selling, general and administrative	2,068	4,025	12,402	9,481
Restructuring charges and asset impairment	91	—	2,204	—
Stock-based charges	513	875	1,623	2,525

Total operating expenses	3,977	6,621	21,650	16,732

Loss from operations	(3,199)	(3,485)	(20,334)	(11,524)
Interest income	31	137	155	274
Interest expense	(1)	(2)	(4)	(8)

Net loss	$(3,169)	(3,350)	(20,183)	(11,258)

Basic and diluted loss per common share:	$(0.16)	(0.19)	(1.03)	(1.04)

Basic and diluted weighted average number of shares outstanding	19,643	17,979	19,615	10,867